Exhibit 99.1

                                                                                               News Release

                                                       For Release October 17, 2007

                                                      10:00 A.M.

Contact:       Joseph G. Sawyer, Senior Vice President & Chief Financial Officer or

          Robin D. Brown, Senior Vice President & Director of Marketing

          (803) 951- 2265

First Community Corporation Announces Record Earnings

Lexington, S.C. October 17, 2007 - Today First Community Corporation (FCCO), the holding company for First Community Bank, reported net income for the third quarter and year-to-date 2007. Net income for the third quarter was $1.15 million which is a record for the company and its first time to exceed $1 million in a quarter. On a linked quarter basis this compares to the second quarter of 2007 net income of $893 thousand, an increase of 28.6%. Diluted earnings per share were $.35 for the third quarter of 2007 compared to $.27 in the second quarter of 2007, an increase of 29.6%. Total assets for the company were $577.8 million at September 30, 2007 compared to $532.0 million at September 30, 2006, an increase of 8.6%. Shareholders’ equity at September 30, 2007 was $64.2 million compared to $61.7 million at September 30, 2006, an increase of 4.1%.

Net income for the third quarter of 2007 was $1.15 million compared to $903 thousand in the third quarter of 2006, an increase of 27.1%. Diluted earnings per share were $.35 for the third quarter of 2007 compared to $.27 in the third quarter of 2006, an increase of 29.6%. Net income for the nine months ended September 30, 2007 was $2.77 million compared to $2.64 million in 2006 an increase of 4.8%. Year-to-date diluted earnings per share for 2007 were $.84 the same as in 2006.

Mike Crapps, president and chief executive officer commented on the company’s performance in the third quarter of 2007 by saying, “We are extremely excited with the results for the third quarter of this year which are even stronger than we had anticipated. One of the key factors in our success this quarter was the benefit of some significant infrastructure investments made in late 2006 and early 2007. We have begun to leverage the investment in additional personnel, and are seeing the results of efficiency improvements and expense controls that have been implemented as well as enhancements made to non-interest income. We will continue to benefit from these investments in the future.” Crapps noted, “It is gratifying to see the plan we have developed and implemented has generated results sooner than we expected. This is a real tribute to all of our employees who have made significant contributions to the execution of this plan.”

Crapps continued, “As expected, growth in the loan portfolio slowed in the third quarter due primarily to some anticipated larger loan payoffs, but also due to some softening of demand as would be expected in this economic climate. In the last twelve months the bank has experienced total loan growth of $33.5 million, a 12.4% increase. This loan growth has allowed us to increase our loan-to-deposit ratio to 73.3% at the end of the third quarter of 2007 compared to 67.5% at the end of the third quarter of 2006. While our growth has been strong, we are extremely pleased that we have continued to maintain the quality in our loan portfolio. At September 30, 2007, our non-performing assets were only 0.20% of total assets and year-to-date there is a net loan recovery of $6 thousand.

Crapps noted, “We were disappointed that the net interest margin improvement from the first to second quarter was not sustained in the third quarter. While still above first quarter levels the linked quarter contraction of five basis points is primarily attributable to rising funding costs and the flat quarter in loan growth. In anticipation of declining interest rates and potentially slower loan demand, we initiated a $20.0 million leverage transaction during September. The yield curve at the time allowed us to pick up approximately 140 basis points with minimal interest rate risk on the transaction. This also contributed slightly to the decrease in our margin during the third quarter.”

Core non-interest income increased by $298 thousand on a linked quarter basis. This increase was primarily attributed to an increase in deposit service charges and debit card transaction fees and a favorable impact of adjustments to certain assets and liabilities to fair value during the quarter.

Non-interest expense decreased by $41 thousand on a linked quarter basis and has decreased each quarter this year. This was anticipated and now returns the company to nearly the same non-interest expense level as the third quarter of 2006. During the quarter, the company announced and implemented the consolidation of its College Street office in Newberry into its Wilson Road office also located in Newberry. This consolidation will allow the company to combine its resources to offer customers in the Newberry market an enhanced level of customer service as well as provide the company with a cost effective way to serve the Newberry market.

The corporation also announced that the Board of Directors has approved a cash dividend for the second quarter of 2007. The Company declared a $.07 per share dividend payable November 15, 2007 to shareholders of record as of October 31, 2007.

The company has a Share Repurchase Plan that authorizes the repurchase of up to 200,000 shares of the company’s common stock. As of September 30, 2007, 174,613 shares have been repurchased with a total investment of $3.04 million.

First Community Corporation stock trades on the NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the midlands of South Carolina. First Community Bank operates eleven banking offices located in Lexington, Forest Acres, Irmo, Gilbert, Cayce - West Columbia, Chapin, Northeast Columbia, Newberry, Prosperity, Red Bank and Camden.

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA
(Dollars in thousand, except per share data)

	September 30,		December 31,
	2007	2006	2006

Total Assets	$577,751	$532,049	$548,056
Investment Securities	187,441	179,804	176,523
Loans	302,829	269,773	275,189
Allowance for Loan Losses	3,525	3,252	3,215
Total Deposits	413,301	399,194	414,941
Securities Sold Under Agreements to
Repurchase	26,699	21,322	19,472
Federal Home Loan Bank Advances	52,936	29,871	29,757
Junior Subordinated Debt	15,464	15,464	15,464
Shareholders' Equity	64,172	61,694	63,208

Book Value Per Share	$19.91	$18.91	$19.36
Tangible Book Value Per Share	$10.63	$9.42	$10.05
Equity to Assets	11.11%	11.60%	11.53%
Loan to Deposit Ratio	73.27%	67.58%	66.32%
Allowance for Loan Losses/Loans	1.16%	1.21%	1.17%

Average Balances:

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006

Average Total Assets	$561,036	$534,499	$547,307	$503,154
Average Loans	302,269	262,928	293,478	242,263
Average Earning Assets	483,684	454,460	469,233	430,935
Average Deposits	410,411	401,518	403,932	379,017
Average Other Borrowings	81,590	67,583	75,256	64,301
Average Shareholders' Equity	63,637	60,867	63,263	55,692

Asset Quality
Nonperforming Assets:
Non-accrual loans	$557	$46	$557	$46
Other real estate owned	63	50	63	50
Accruing loans past due 90 days or more	542	51	542	51

Total nonperforming assets	$1,162	$147	$1,162	$147

Loans charged-off	$56	$4	$252	$133
Overdrafts charged-off	34	39	110	105
Loan recoveries	(47)	(21)	(258)	(60)
Overdraft recoveries	(9)	(5)	(55)	(20)
Net Charge-offs	$34	$17	$49	$158

Net Charge-offs to Average Loans	0.01%	0.01%	0.02%	0.07%

Post Office Box 64 / Lexington, SC 29071

FIRST COMMUNITY CORPORATION

INCOME STATEMENT DATA
(Dollars in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006

Interest Income	$7,997	$7,288	$22,836	$19,763
Interest Expense	4,088	3,538	11,551	9,215

Net Interest Income	3,909	3,750	11,285	10,548
Provision for Loan Losses	134	140	360	389

Net Interest Income After Provision	3,775	3,610	10,925	10,159

Non-interest Income:
Deposit service charges	714	652	1,972	1,775
Mortgage origination fees	77	133	258	379
Commission on sale of non-deposit products	75	54	219	261
Gain (loss) on sale of securities	-	-	74	(69)
Gain on early extinguishment of debt	-	-	-	159
Fair value adjustments	138	(47)	46	90
Other	359	284	1,038	759

Total non-interest income	1,363	1,076	3,607	3,354

Non-interest Expense:
Salaries and employee benefits	1,839	1,765	5,448	5,145
Occupancy	340	277	912	689
Equipment	317	320	949	896
Marketing and public relations	97	102	376	249
Amortization of intangibles	167	167	502	469
Other	713	776	2,426	2,310

Total non-interest expense	3,473	3,407	10,613	9,758

Income Before Taxes	1,665	1,279	3,919	3,755
Income Tax Expense	517	376	1,152	1,114

Net Income	$1,148	$903	$2,767	$2,641

Primary Earnings Per Share	$0.35	$0.28	$0.85	$0.87
Diluted Earnings Per Share	$0.35	$0.27	$0.84	$0.84

Average primary shares outstanding	3,237,183	3,267,820	3,240,665	3,041,824
Average diluted shares outstanding	3,281,757	3,361,917	3,294,726	3,137,899
Return on Average Assets	0.81%	0.67%	0.68%	0.70%
Return on Average Equity	7.16%	5.88%	5.84%	6.34%
Return on Average Tangible Equity	13.54%	12.61%	11.18%	13.31%
Net Interest Margin	3.21%	3.27%	3.22%	3.27%
Net Interest Margin Taxable Equivalent	3.29%	3.36%	3.30%	3.36%

Post Office Box 64 / Lexington, SC 29071